U.S. SECURITIES AND EXCHANGE COMMISSION

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person*
   Nekos        Peter        J.
   (Last)       (First)      (Middle)

   c/o Command Security Corporation
   Lexington Park, Route 55
   ------------------------------------
                (Street)

   Lagrangeville, NY    12540
   (City)    (State)    (Zip)


2. Issuer Name and Ticker or Trading Symbol
   CMMD

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year
   5/99


5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person to Issuer (Check all applicable)
   __X__ Director                      _____ 10% Owner
   _____ Officer (give title below)    _____ Other (specify below)


Table 1 - Non-Derivative Securities, Acquired, Disposed of, or
Beneficially Owned


1. Title of Security (Instr. 3)
   Common


2. Transaction Date
   (M/D/Y)


3. Transaction Code
   (Instr. 8)
   Code


4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
   Amount        (A) or (D)       Price


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
   2,500


6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
   D


7. Nature of Indirect Beneficial Ownership (Instr. 4)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)


 1. Title Derivative Security (Instr. 3)
    Warrants

    Warrants


 2. Conversion or Exercise Price Of Derivative Security
    $3.25

    $1.875


 3. Transaction Date M/D/Y
    5/15/99


 4. Transaction Code (Inst. 8)
    E


 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    10,000


 6. Date Exercisable and Expiration Date (Month/Day/Year)
    Date Exercised     Expiration Date
    5/15/92            5/15/99

    10/4/96            9/30/01


 7. Title and Amount of Underlying Securities (Instr. 3 and 4)
    Title                    Amount or Number of Shares
    common                   10,000

    common                   10,000


 8. Price of Derivative Security (Instr. 5)



 9. Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    0

    10,000


10. Ownership Form of Derivative Security: Direct (D) Indirect (I) (Instr.4)
    (D)


11. Nature of Indirect Beneficial Ownership (Instr.4)


Explanation of Responses:

* Correction of previous filing.


/s/ Peter J Nekos
-------------------------------           ------------------
**Signature of Reporting Person           Date

** Intentional misstatements or omissions of fact constitute Federal criminal violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If the space provided is insufficient, see Instruction 6 for procedure.